EXHIBIT 99.6

Liquor Group CEO "Tapped" for USA Mutuals Invest Your Knowledge Series Nov. 23, 2009 (GlobeNewswire) --

NEW YORK, Nov. 23, 2009 (GLOBE NEWSWIRE) -- C. J. Eiras, CEO of Liquor Group Wholesale (OTCBB:LIQR) was selected by Eric Lansky, CEO of USA Mutuals to speak at the upcoming "Invest Your Knowledge" conference for shareholders and interested investors of its Vice Fund (VICEX) on December 9, 2009. USA Mutuals' Invest Your Knowledge call series features industry experts like Eiras who speak directly to individuals and professional investors so they might gain real-world insights; in this instance with a focus on the current state of the adult beverage industry.

Also participating on the call is Dr. Marcin Kacperczyk, Professor of Finance at New York University, co-author of the award-winning "The Price of Sin: The Effects of Social Norms on Markets".

Liquor Group* continues to gain recognition as one of the fastest growing alcohol distribution companies in the USA, recently spreading its breadth of territory to 32 states. The rise of the company from a home garage in 2002 to its current state only partially reflects its publicly traded portion, since that makes up only a minute percentage versus the privately held operations. The company recently acquired privately held alcohol distribution/brokerages in Illinois and Iowa, and intends to continue acquisitions capturing/controlling distribution/brokerage licenses in as many states as are available.

"I am honored to be chosen to speak; Mr. Lansky has many options available for other speakers, I will do my best to provide meaningful insight on the current state of the adult beverage marketplace," says Eiras.

To  register  for the call  contact  USA  Mutuals  at  1-866-264-8783  or email:
Info@USAMutuals.com

* USA Mutuals is not an investor in Liquor Group Wholesale (LIQR).

About Liquor Group Wholesale

Liquor Group Wholesale, Inc. (OTCBB:LIQR) is a liquor and wine distribution company representing more than 1800 spirits and wine products with varying degrees of operations in 32 U.S. States making available many of the world's leading & emerging alcohol beverage brands. More information available at www.LiquorGroup.com

The    Liquor    Group     Wholesale,     Inc.     logo    is    available    at
http://www.globenewswire.com/newsroom/prs/?pkgid=5642

Vice Fund's investment objectives, risks, charges and expenses must be considered carefully before investing. The statutory and summary prospectuses contain this and other information about the investment company, and they may be obtained by contacting 866.264.8783 or go to www.USAMutuals.com Read carefully before investing.

The        Vice         Fund         logo        is         available         at
http://www.globenewswire.com/newsroom/prs/?pkgid=6867

The USA MUTUALS Funds are distributed by Quasar Distributors, LLC.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

CONTACT:  USA Mutuals
          1-866-264-8783
          Info@USAMutuals.com

Source: GlobeNewswire (November 23, 2009 - 1:07 PM EST)

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